EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED JUNE 29, 2002 AND JUNE 30, 2001

(Unaudited)

	2002	2001
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,224,000	$ 1,023,000
Average common shares outstanding	7,330,000	7,317,000
Basic Earnings Per Common Share	$ 0.17	$ 0.14

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,224,000	$ 1,023,000
Average common shares outstanding	7,330,000	7,317,000
Common shares issuable in respect to options issued to employees with a dilutive effect	6,000	73,000
Total diluted common shares outstanding	7,336,000	7,390,000
Diluted Earnings Per Common Share	$ 0.17	$ 0.14

EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE SIX MONTHS ENDED JUNE 29, 2002 AND JUNE 30, 2001

(Unaudited)

	2002	2001
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,905,000	$ 2,040,000
Average common shares outstanding	7,329,000	7,314,000
Basic Earnings Per Common Share	$ 0.26	$ 0.28

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,905,000	$ 2,040,000
Average common shares outstanding	7,329,000	7,314,000
Common shares issuable in respect to options issued to employees with a dilutive effect	6,000	100,000
Total diluted common shares outstanding	7,335,000	7,414,000
Diluted Earnings Per Common Share	$ 0.26	$ 0.28